Section 240.14a-101 Schedule 14A.
Information required in proxy statement.
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

Filed by the Registrant [  ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[   ] Definitive Proxy Statement
[X] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

TENET HEALTHCARE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.

(3) Filing Party:

(4) Date Filed:

["Editor's note: Mr. Barbakow will relinquish his role as chairman before the annual meeting, not after as stated in paragraph three of the letter."]

May 12, 2003

Dear Shareholder:

       As you may know, Tenet's board of directors and management team have taken many significant steps over the past six months to address the challenges we face, improve performance, increase efficiency, and assure the success of our core strategy—operating competitive networks of quality hospitals focused in major markets. While we have more work to do, given that the annual shareholder meeting is just a few months away, we want to update you on the progress we have made to date.

Strengthening Corporate Governance

       In early April, Tenet announced a comprehensive set of initiatives designed to enhance corporate governance. These actions, which had been under discussion by the board for several months, underscore our commitment to shareholder-focused governance, improving performance, and restoring investor confidence. We are gratified that third parties have noticed the steps we are taking. In fact, Institutional Shareholder Services (''ISS'') recently rated Tenet's corporate governance better than 98.8% of the companies in the S&P 500 Index and top among companies in the health care equipment and services group.

       As part of our recent initiatives, the board decided to appoint four new independent directors and elect a non-executive chairman. I will continue as chief executive officer, but will not stand for reelection to the board and will relinquish my role as chairman after the annual meeting. In addition, the board's three other longest-serving directors—Bernice B. Bratter, Maurice J. DeWald and Lester B. Korn—will retire from the board.

       The thinking behind this transition is straightforward. All of our board members felt it was necessary to add a significant number of new directors with fresh perspectives. We wanted to do this without enlarging the board, and so it was decided that the four longest-serving directors would step down no later than immediately following this year's annual meeting. Seniority was simply the best way to facilitate this renewal, and for all of us stepping down is simply the right thing to do.

       On behalf of the entire board, I want to thank Bernice, Maury and Lester for their many years of exemplary service to the company. Tenet will miss these dedicated individuals greatly. I look forward, as chief executive officer, to continuing to advance Tenet's strategic growth agenda—while keeping a clear focus on our mission of providing quality care to every patient in all of our hospitals.

       We are making good progress in bringing in new blood to the board. Tenet recently announced the election of Edward A. Kangas and Robert C. Nakasone as directors. As former chairman and CEO of Deloitte Touche Tohmatsu, a leading global accounting firm, Ed brings great expertise in the areas of accounting and finance to the board. In addition, Tenet will benefit from Bob Nakasone's experience in running a major international company. Bob is the former chief executive officer of Toys ''R'' Us, which has more than $11 billion in annual sales and over 1,500 retail stores. We expect to name additional independent directors shortly.

       While significant in its own right, the change to board composition is just one part of the comprehensive set of corporate governance initiatives that we have undertaken. We have imposed stricter standards of independence, which go well beyond proposed NYSE requirements. We have implemented minimum stock ownership requirements for all directors

Tenet Healthcare Corporation • Headquarters Office • 3820 State Street • Santa Barbara CA 93105 • Tel 805 563 6800 • Fax 805 563 6808

and senior executives, as well as a requirement for holding shares after option exercises, to ensure their personal interests are aligned with shareholder interests. We also are de-staggering the board, with each member standing for a one-year term as they come up for election. Details of these changes can be found on our website at http://www.tenethealth.com/TenetHealth/OurCompany/CorporateGovernance.htm.

Sharpening Strategic Focus,
Reducing Operating Expenses, And Accelerating Share Repurchase

       The actions we have taken are not limited to corporate governance. Since November, Tenet's board and management team have moved aggressively to execute a broad range of operational improvements. Among other initiatives, Tenet has:

       • Adopted a new policy regarding Medicare outlier payments: In early January, Tenet voluntarily adopted a new policy to sharply reduce Medicare payments for outlier cases in accordance with anticipated changes to government regulations. In an effort to be part of the solution to the outlier issue, we stepped forward and adopted what we expected to be the key elements of the government's new outlier regulations as though they had been put into effect on January 1, 2003. We understand that the proposed regulations are expected to be finalized shortly.

       • Formed a strategic alliance with the Service Employees International Union (SEIU) and the American Federation of Federal, State, County and Municipal Employees (AFSCME) designed to strengthen the company's business position: This strategic alliance forges a powerful new partnership to advocate for public policy solutions to critical problems in the health care industry and provides Tenet with multi-year, stable and predictable labor costs at its hospitals where workers decide to join these unions. Importantly, it also achieves labor peace and fosters a spirit of collaboration by putting in place teams made up of management, employees and union representatives that will work to resolve issues of mutual interest such as improvements in quality of care and enhancements to nurse recruitment and retention.

       • Restructured our operating divisions and elevated our most senior hospital executives to Tenet's senior management team: We have consolidated from three to two operating divisions and promoted our two top hospital operating executives, Reynold J. Jennings and W. Randolph Smith, to the company's senior management team. Under the new streamlined operating structure, Reynold Jennings is president of the expanded Eastern Division and Randy Smith is president of the enlarged Western Division. Together, they have more than 50 years of experience in hospital management, and they will play critical roles in developing and implementing operating strategies to meet Tenet's challenges.

       • Installed new experienced leadership for our California operations: We appointed Stephen L. Newman, M.D., a seasoned health care executive and physician with strong clinical experience and hospital management skills, to oversee our extensive California operations. Dr. Newman has an ideal background for the position, having taught and practiced medicine for almost 12 years before becoming a hospital, system and regional administrator. Under his leadership, our New Orleans-area hospital network has been recognized for its excellence among the top integrated systems for two years in a row.

       • Announced plans to sell non-core assets, including divesting or consolidating 14 hospitals with aggregate annual revenues of approximately $933 million: We announced the planned sale of hospitals that are either not part of a regional network or no longer fit the operating strategy of a major Tenet market. The proceeds from the sales of these non-core facilities will be used primarily to accelerate our planned share repurchases.

       • Laid the groundwork to reduce our cost structure with a first phase of cost cuts that we estimate will reduce non-patient care expenses by at least $100 million annually: We have implemented plans that, by December 31, 2003, are expected to save at least $100 million annually primarily through: 1) reducing staff and expenses in departments not related to patient care; 2) improving cost and quality through a comprehensive nurse agency contracting program; 3) changing travel policies and selling two corporate aircraft; and 4) changing procurement policies.

• Taken steps to improve financial transparency, including expensing stock options and moving to a standard calendar fiscal year: We have begun treating stock-based compensation as an expense item on our income statements. Tenet also has moved to a calendar fiscal year to allow for easier comparisons of our financial results to those of other hospital companies, all but one of which report on a calendar-year basis, and to align our financial reporting with the implementation of our new outlier pricing policy that went into effect on January 1, 2003. In light of the change to a calendar fiscal year, which moves up the end of our fiscal year from May to December, we felt it was appropriate to move up the date of our annual meeting as well. As a result, our annual meeting, which historically has taken place in October, has been set for July 23 this year.

• Expanded our share repurchase program: We continue to believe that the best use of Tenet's cash flow after capital expenditures is buying our own stock. As I noted in my December letter, the board expanded our stock repurchase program authorization to allow us to buy back up to 30 million shares of Tenet common stock. Through February, Tenet had repurchased 6 million shares and we continue to make additional purchases. As previously noted, the proceeds from our planned asset sales will be used primarily to accelerate share repurchases.

• Established a ground-breaking new policy for uninsured patients that includes lower, managed-care style pricing: Among other provisions, this new policy provides that patients without insurance will be treated fairly and with respect during and after their treatment, regardless of their ability to pay for the services they receive. All patients without insurance at Tenet hospitals will be offered reasonable payments and payment schedules and, subject to their acceptance of the offer, will be billed at discounted rates. We believe this new policy to be a first in the hospital industry and our implementation of it is subject to government approval, which we are seeking.

More Changes to Come

       Clearly, this is a transitional period for Tenet as we work to reposition the company and build a strong foundation for the future, and we will be taking additional actions to further improve the business. These measures will be focused on improving the competitive positions of our hospitals in their markets, ensuring we are providing quality patient care, further reducing our cost structure to appropriate and sustainable levels, and strengthening our compliance programs and labor relations. We also will continue to work with the various parties who have issues with Tenet to settle disputes in ways that are consistent with the best long-term interest of shareholders.

       In our recent earnings call, we noted that many of these necessary actions will impact our near-term financial performance. However, it is important to note that our core business remains solid, with continued recent growth in hospital admissions and outpatient visits.

       We have accomplished much in a short period of time, but there is a tremendous amount of work yet to be done. We know we are in a ''prove it'' mode, and appreciate your support as we continue to work to address our challenges. I look forward to updating you on additional initiatives to strengthen Tenet in the near future.

Sincerely, JEFFREY C. BARBAKOW Chairman and Chief Executive Officer.

If you have any questions, please contact MacKenzie Partners, Inc. as set forth below:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
E-mail: proxy@mackenziepartners.com

IMPORTANT INFORMATION

      Certain statements in this letter may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

      Tenet Healthcare Corporation filed a preliminary proxy statement in connection with its 2003 annual meeting of shareholders on May 8, 2003. Tenet shareholders are strongly advised to read the proxy statement as it contains important information. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by Tenet with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Tenet's Internet Web site at www.tenethealth.com or by writing to Tenet Healthcare Corporation, Investor Relations, P.O. Box 31907, Santa Barbara, Calif. 93130. Tenet expects to mail its definitive proxy statement to each shareholder of record. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners Inc., at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com.

      Tenet, its executive officers and directors may be deemed to be participants in the solicitation of proxies for Tenet's 2003 annual meeting of shareholders. Information regarding the names, affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of Tenet's shareholders is contained in the preliminary proxy statement on Schedule 14A and a separate filing pursuant to Rule 14a-12 filed by Tenet with the Securities and Exchange Commission on May 8, 2003 and April 24, 2003, respectively.